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                                                                   Exhibit 12.1


                             DELTA AIR LINES, INC.
     STATEMENT REGARDING COMPUTATIONS OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (In millions, except ratios)


                                                            -------       -------       -------       -------       -------
                                                             2004          2003          2002          2001          2000
                                                            -------       -------       -------       -------       -------

Earnings (loss):
  Earnings (loss) before income taxes and
    cumulative effect of accounting change                  $(3,992)      $(1,189)      $(2,002)      $(1,864)      $ 1,549

Add (deduct):
  Fixed charges from below                                    1,485         1,423         1,316         1,182         1,057
  (Income)/loss from equity investees                            --           (14)          (41)           12           (59)
  Distributed income of equity investees                         --            44            40            70            32
  Amortization of capitalized interest                           16            17            19            19            19
  Interest capitalized                                          (10)          (12)          (15)          (32)          (45)
                                                            -------       -------       -------       -------       -------

Earnings (loss) as adjusted                                 $(2,501)      $   269       $  (683)      $  (613)      $ 2,553

Fixed charges:
  Interest expense, including capitalized amounts and
    amortization of debt costs                              $   834       $   769       $   679       $   543       $   427
  Portion of rental expense representative of the
    interest factor                                             651           654           637           639           630
                                                            -------       -------       -------       -------       -------

Total fixed charges                                         $ 1,485       $ 1,423       $ 1,316       $ 1,182       $ 1,057

 Preferred stock dividends                                       19            25            24            22            22

Ratio of earnings to fixed charges                               --            --            --            --          2.42
                                                            =======       =======       =======       =======       =======

Deficiency of earnings to cover fixed charges               $ 3,986       $ 1,154       $ 1,999       $ 1,795            --
                                                            =======       =======       =======       =======       =======

Ratio of earnings to combined fixed charges
  and preferred stock dividends                                  --            --            --            --          2.37
                                                            =======       =======       =======       =======       =======

Deficiency of earnings to cover combined fixed charges
  and preferred stock dividends                             $ 4,005       $ 1,179       $ 2,023       $ 1,817            --
                                                            =======       =======       =======       =======       =======
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